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                                                                     EXHIBIT 2.1

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                            ASSET PURCHASE AGREEMENT


                                    between:


                        YES! ENTERTAINMENT CORPORATION,
                            a Delaware corporation,


                                      and


                                 WHAM-O, INC.,
                            a Delaware corporation,


                         Dated as of February 27, 1998


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                               TABLE OF CONTENTS

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Section 1.   Sale And Purchase Of Assets......................................................  1
       1.1   Assets to be Purchased...........................................................  1
       1.2   Excluded Assets..................................................................  2
       1.3   Purchase Price...................................................................  2
       1.4   Payment of Purchase Price........................................................  2
       1.5   Determination of Inventory/Materials Value.......................................  4
       1.6   Calculation of Royalty; Reports; Audits..........................................  4
       1.7   Resolution of Disputes Regarding Royalty.........................................  4
       1.8   Resolution of Dispute Regarding Inventory/Materials Value or Mrs. Fields Value...  5
       1.9   Assumption of Liabilities........................................................  6
       1.10  Sales Taxes......................................................................  6
       1.11  Allocation of Purchase Price.....................................................  6
       1.12  Closing..........................................................................  6
       1.13  Termination......................................................................  6
Section  2.  Representations and Warranties of Seller.........................................  7
       2.1   Due Organization.................................................................  7
       2.2   Authority; Binding Nature of Agreements..........................................  7
       2.3   Title to Assets..................................................................  7
       2.4   Inventory........................................................................  8
       2.5   Equipment, etc...................................................................  8
       2.6   Intellectual Properties..........................................................  8
       2.7   Products.........................................................................  8
       2.8   Compliance with Legal Requirements...............................................  8
       2.9   Proceedings; Orders..............................................................  8
       2.10  Non-Contravention; Consents......................................................  9
       2.11  Absence of Certain Changes.......................................................  9
       2.12  Fairness Opinion.................................................................  9
       2.13  Financial Information............................................................  9
       2.14  Taxes............................................................................  9
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                                       i.
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                               TABLE OF CONTENTS
                                  (CONTINUE)

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       2.15  Litigation......................................................................  10
       2.16  Specified Contracts.............................................................  10
       2.17  Subsidiaries....................................................................  10
       2.18  Product Liability...............................................................  10
       2.19  Inventory.......................................................................  10
Section 3.   Representations and Warranties of Purchaser.....................................  11
       3.1   Due Organization................................................................  11
       3.2   Authority; Binding Nature of Agreements.........................................  11
       3.3   Non-Contravention; Consents.....................................................  11
Section 4.   Limitations on Representations and Warranties...................................  11
       4.1   Expiration......................................................................  11
       4.2   No Implied Representations......................................................  12
       4.3   "Knowledge".....................................................................  12
Section 5.   Certain Pre-Closing Covenants of Seller.........................................  12
       5.1   Conduct of the Business.........................................................  12
       5.2   Access..........................................................................  12
       5.3   Assignment of Licenses..........................................................  12
       5.4   Conditions......................................................................  12
       5.5   No-shop.........................................................................  13
       5.6   Manufacturers' Letter...........................................................  13
       5.7   Toys 'R Us......................................................................  13
       5.8   Contracts with Sales Representatives............................................  13
Section 6.   Certain Pre-Closing Covenants of Purchaser......................................  13
       6.1   Cooperation.....................................................................  13
       6.2   Conditions......................................................................  13
       6.3   Contracts with Sales Representatives............................................  13
Section 7.   Conditions to Obligation of Purchaser to Close..................................  14
       7.1   Representations and Warranties True.............................................  14
       7.2   Condition of Assets.............................................................  14
       7.3   No Material Legal Proceedings...................................................  14
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                                      ii.
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                               TABLE OF CONTENTS
                                  (CONTINUE)

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       7.4   Consents........................................................................  14
       7.5   Release.........................................................................  14
       7.6   Manufacturers' Letter...........................................................  14
       7.7   Performance.....................................................................  14
       7.8   Opinion of Counsel..............................................................  14
       7.9   Certificate.....................................................................  15
       7.10  Certain Tax Forms...............................................................  15
Section 8.   Conditions to Obligation of Seller to Close.....................................  15
       8.1   Representations and Warranties True.............................................  15
       8.2   No Material Legal Proceedings...................................................  15
       8.3   Consent to Assignment...........................................................  15
       8.4   Performance.....................................................................  15
       8.5   Certificate.....................................................................  15
Section 9.   Deliveries on the Closing Date..................................................  15
Section 10.  Certain Additional Post-Closing Covenants.......................................  16
       10.1  Marking of Products.............................................................  16
       10.2  Right of First Offer............................................................  16
       10.3  Trademark License...............................................................  16
       10.4  Noncompetition..................................................................  17
       10.5  Kingsborough Noncompetition.....................................................  18
       10.6  Mark-Down Adjustments...........................................................  18
       10.7  Defective Product Returns.......................................................  18
       10.8  Cooperation.....................................................................  18
       10.9  Further Actions.................................................................  18
Section 11.  Indemnification.................................................................  19
       11.1  Indemnification by Seller.......................................................  19
       11.2  Indemnification by Purchaser....................................................  19
       11.3  Threshold Amount................................................................  19
       11.4  Maximum Liability of Seller.....................................................  20
       11.5  Exclusivity.....................................................................  20
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                                      iii.
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                               TABLE OF CONTENTS
                                  (CONTINUE)

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       11.6   Defense of Third Party Claims..................................................  20
Section 12.   Miscellaneous Provisions.......................................................  21
       12.1   Notices........................................................................  21
       12.2   Publicity......................................................................  22
       12.3   Time of the Essence............................................................  22
       12.4   Headings.......................................................................  22
       12.5   Counterparts...................................................................  23
       12.6   Governing Law..................................................................  23
       12.7   Attorneys' Fees................................................................  23
       12.8   Successors and Assigns; Parties in Interest....................................  23
       12.9   Waiver.........................................................................  23
       12.10  Amendments.....................................................................  24
       12.11  Severability...................................................................  24
       12.12  Entire Agreement...............................................................  24
       12.13  Construction...................................................................  24
       12.14  Bulk Transfer Laws.............................................................  24
       12.15  Fees and Expenses..............................................................  24

                                      iv.
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                           ASSET PURCHASE AGREEMENT

          THIS ASSET PURCHASE AGREEMENT is entered into as of February 27, 1998 (the "Execution Date"), by and between: YES! ENTERTAINMENT CORPORATION, a Delaware corporation (the "Seller") and WHAM-O, INC., a Delaware Corporation (the "Purchaser"). Certain capitalized terms used in this Agreement are defined in Schedule A.

                                    RECITAL

          The parties hereto desire to provide for the purchase by Purchaser of certain assets from Seller, and to enter into certain related agreements, all on the terms and subject to the conditions set forth herein.

                                   AGREEMENT

NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. SALE AND PURCHASE OF ASSETS.

     1.1 ASSETS TO BE PURCHASED. Subject to the terms and conditions set forth in this Agreement, Seller shall sell, assign, transfer and deliver to Purchaser, and Purchaser shall purchase, at the Closing free and clear of all claims, liens or encumbrances (other than Permitted Encumbrances), all of the rights and assets, including any Intellectual Property Right (as defined in Section 2.6), primarily used in and related to the Business, including the following (the "Assets"):

          (A) all of Seller's right, title and interest in and to the brand names and related trademarks identified on Exhibit A hereto as of the Closing Date, including all goodwill appurtenant thereto and symbolized thereby and all registrations and applications related thereto (the "Specified Brands");

          (B) Seller's rights under the agreements and other instruments identified on Exhibit B hereto as of the Closing Date (the "Specified Contracts");

          (C) the inventory (including, without limitation, raw material, work in process, finished goods, parts and components) used or held for use in connection with the products, and products under development, identified on the "Inventory Statement" on Exhibit C hereto (also referred to herein as the "Products") as of the Closing Date (the "Inventory");

          (D) the tools, dies, jigs, molds and other fixed assets (including any such items held by parties manufacturing for Seller's account used or held for use primarily in connection with the manufacture of the Products and such items set forth on Exhibit C, other than items acquired or disposed of in the ordinary course since the date indicated on such exhibit) as of the Closing Date (the "Equipment");

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          (E)  all shipping and packaging relating to the Assets, Products and
Business, including material necessary for the use of the foregoing and all related intellectual property rights ("Packaging Materials"); and

          (F) all commercials, print ads, sell sheets and all related marketing materials relating to the Assets, Products and Business, including material necessary for the use of the foregoing and all related intellectual property rights.

     1.2 EXCLUDED ASSETS. Notwithstanding anything to the contrary contained herein, the Assets shall not include: (a) cash; (b) accounts receivable; (c) real property or motor vehicles owned or leased by Seller; or (d) any rights or other assets that are not referred to in Section 1.1 hereof (collectively, the "Excluded Assets").

     1.3 PURCHASE PRICE. The total consideration to be paid by Purchaser to Seller for the Assets (the "Purchase Price") shall be the sum of:

          (A) $9,645,000, of which $50,000 will be allocated to Donald Kingsborough in accordance with Section 10.5;

          (B) the aggregate value of the Inventory and Packaging Materials determined in accordance with Section 1.5 (the "Inventory/Materials Value");

          (C) the value, calculated at book value as of the Closing Date, of the prepaid royalty under the Mrs. Fields Agreement (as defined in Schedule A) (the "Mrs. Fields Value"); and

          (D) two percent (2%) of Net Sales of the Products by Purchaser, excluding the Baskin-Robbins Ice Cream Maker, and one percent (1%) of Net Sales of the Baskin-Robbins Ice Cream Maker by Purchaser, from the Closing Date through the seventh anniversary of the Closing Date, which in no case shall exceed an aggregate of $5,500,000 (the "Royalty").

     1.4  PAYMENT OF PURCHASE PRICE.

          (A) On the Execution Date, Purchaser shall cause $1,000,000 to be deposited in an escrow account (the "Escrow Deposit"). If the Closing occurs on or before March 20, 1998, or such other date as the parties may mutually agree in writing, the Escrow Deposit shall be credited toward the Purchase Price. Seller shall be entitled to the Escrow Deposit, as liquidated damages, if, and only if, the transaction is not consummated on the Closing Date due to a material breach by Purchaser, so long as the failure to consummate the transaction is not due to a material breach by Seller. If the transaction is not consummated by March 20, 1998, or such other date as the parties may mutually agree in writing, and Seller is not entitled to the Escrow Deposit (as provided in this Section 1.4), the Escrow Deposit shall be returned to Purchaser within two business days. In the event of a dispute regarding the disposition of the Escrow Deposit, the parties agree to select a mutually agreeable arbitrator to resolve such dispute in an expedited manner in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. In the event the parties fail to agree on one neutral arbitrator, then the dispute shall be resolved by a panel of three arbitrators, one designated by

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each party and the third designated by the parties' designees. The arbitrator's or arbitrators' decision regarding the disposition of the Escrow Deposit shall be final and binding on the parties. All costs of the arbitration and the fees of the arbitrators shall be allocated between the parties as determined by a majority of the arbitrators, it being the intent that the prevailing party in such a proceeding shall be made whole with respect to its expenses.

          (B) On the Closing Date, Purchaser shall pay to Seller the sum of (i) $7,145,000, (ii) the Mrs. Fields Value, which amount in no event shall exceed $261,000, (iii) $300,000, representing the Prepaid Royalty and (iv) 80% of the Estimated Inventory/Materials Value in an amount not to exceed $3,000,000, by wire transfer of immediately available U.S. funds to a bank account designated by Seller at least one business day prior to Closing. The Estimated Inventory/Materials Value shall be determined by Seller based on the Inventory/Materials Value as of December 31, 1997, which amount was $2,734,570 as adjusted for changes to such amount through sales, purchases or adjustments, that have occurred between December 31, 1997 and the Closing Date. At Closing, Seller shall deliver to Purchaser a certificate setting forth its reasonable, good faith computation of the Mrs. Fields Value and the Estimated Inventory/Valuation Value and any information reasonably requested by Purchaser to support such computation.

          (C) The Royalty, as determined pursuant to Sections 1.3(d) and 1.6, shall be due and payable thirty (30) days after the end of each calendar quarter for the immediately preceding quarter, beginning July 30, 1998 (each a "Quarterly Payment"). The Prepaid Royalty shall be credited toward Quarterly Payments due and the first such Quarterly Payment shall include Royalties for the period from the Closing Date through June 30, 1998. The amount by which the Royalty payments due in any one-year period ending on March 31 exceed $800,000 shall be accrued and one fourth of such excess amount shall be added to the Royalty payments due in each quarter of the subsequent year. If a Quarterly Payment is not made within thirty (30) days of the date it is due, Purchaser shall immediately pay an amount equal to 50% of such Quarterly Payment, in addition to such Quarterly Payment, which amount shall be credited toward any Royalty amount due or that will become due. If such Quarterly Payment is not made within seven (7) months of the date it is due, Purchaser shall immediately pay $800,000, which amount shall be credited to the Royalty amounts due in such year.

          (D) As soon as reasonably practical after the Closing Date, Seller shall deliver to Purchaser a certificate setting forth the Contribution Margin of the food-related products to Seller for the period from January 1, 1998 through the Closing Date. As soon as reasonably practicable after December 31, 1998, Purchaser shall deliver to Seller a certificate setting forth the Contribution Margin of the food-related products to Purchaser for the period January 1, 1998 through December 31, 1998, which certificate shall also incorporate the Contribution Margin provided by Seller to Purchaser. "Contribution Margin" shall mean Net Sales less the aggregate of Cost of Goods Sold, twelve percent (12%) of Net Sales and actual advertising costs. To the extent such Contribution Margin is greater than $3,000,000, then YES! will receive, as additional purchase price, $2.00 for every $1.00 above the $3,000,000 to a maximum of $2,500,000. A party receiving a contribution notice shall notify the other party of any objection it may have within thirty (30) days after the certificate is provided. If the parties are unable to resolve any dispute relating to the certificate, such dispute shall be resolved by the following: (i) a

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representative of Purchaser, (ii) a representative of Seller and (iii) a representative of Arthur Anderson or another nationally recognized accounting firm agreed upon by the parties. If the aforementioned three representatives are unable to resolve the dispute, the dispute shall be determined by an agreement of any two of such representatives. Such determination shall be final and binding upon the parties. The fees and expenses of Arthur Anderson, or, if applicable, the alternative accounting firm, shall be shared equally by Purchaser and Seller if the three representatives reach unanimous agreement and by the party whose representative is not in agreement with the other two representatives if the resolution of such dispute is made by agreement of two representatives.

     1.5 DETERMINATION OF INVENTORY/MATERIALS VALUE. On the Closing Date, Purchaser and Seller shall jointly take a physical count of the Inventory and Packaging Materials. The Inventory/Materials Value and any adjustments thereto shall be determined by the parties in accordance with the following principles:
Inventory and Packaging Materials shall be valued on an item-by-item basis at cost, with all unmarketable or damaged Inventory or Packaging Materials valued at zero.

     1.6 CALCULATION OF ROYALTY; REPORTS; AUDITS. For the purposes of calculating the Royalty, any foreign currency will be converted to U.S. Dollars at the average of the rates at the end of the first and last days of the relevant quarter as quoted in the Wall Street Journal. With each Quarterly Payment, Purchaser shall include a written summary (the "Royalty Report"), broken out by month of sale and country, stating the number of each Product sold, the gross sales price invoiced by Purchaser on its sales and the amount and nature of any deductions taken from the gross sales price to determine Net Sales. Purchaser shall maintain a complete, clear, accurate record of its sales of the Products. To ensure compliance with the terms of this Agreement, Seller shall have the right to conduct an inspection and audit of all the relevant accounting and sales books and records of Purchaser during regular business hours at Purchaser's offices and in such a manner as not to interfere with Purchaser's normal business activities. In no event shall audits be made hereunder more frequently than once every twelve months. If inspections should disclose any underreporting in excess of seven percent (7%), Purchaser shall promptly pay Seller such amounts, together with the audit costs and interest on past due amount at the rate of 1-1/2% per month or the highest interest rate allowed by law, whichever is lower, from the date on which such amount became due to Seller.

     1.7 RESOLUTION OF DISPUTES REGARDING ROYALTY. Seller shall notify Purchaser (a "Royalty Dispute Notice") of any objection it may have to the Royalty Report within thirty (30) days of receipt of the Royalty Report. If a Royalty Dispute Notice is given by Seller, the parties shall endeavor to reconcile all disputed items. If the parties are unable to reconcile all such items within thirty (30) days after the date the Royalty Dispute Notice was given, then the items still in dispute shall be determined in accordance with Sections 1.3(d), 1.4(c) and 1.6 by the following: (i) a representative of Purchaser, (ii) a representative of Seller and (iii) a representative of Arthur Anderson or another nationally recognized accounting firm agreed upon by the parties. If the aforementioned three representatives are unable to reach agreement as to all items, then the value of the items still in dispute shall be determined by an agreement of any two of such representatives. The determination of the items in dispute in accordance with this Section 1.7 shall be final and binding on the parties. The fees and expenses of Arthur Anderson or, if

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applicable, the alternate accounting firm, shall be shared equally by Purchaser and Seller if the three representatives reach unanimous agreement and by the party whose representative is not in agreement with the other two representatives if such resolution is made by agreement of two representatives.

     1.8 RESOLUTION OF DISPUTE REGARDING INVENTORY/MATERIALS VALUE OR MRS. FIELDS VALUE.

          (A) Within thirty (30) days following the Closing Date, Purchaser shall deliver to Seller a statement setting forth its computation of the Inventory/Materials Value and the Mrs. Fields Value and, within five (5) days of the receipt of such statement, Seller shall notify Purchaser in writing (an "Objection Notice") of any objection it may have to said computations. If no Objection Notice is given by Seller, then the Inventory/Materials Value and the Mrs. Fields Value computed by Purchaser shall be final and binding on the parties. If an Objection Notice is given by Seller, the parties shall endeavor to reconcile all disputed items. If the parties are unable to reconcile all such items within five (5) days after the date the Objection Notice was given, then the items still in dispute shall be determined in an expedited manner in accordance with the valuation principles set forth in Section 1.5 with respect to the Inventory/Materials Value and in accordance with Section 1.3(c) with respect to the Mrs. Fields Value by the following: (i) a representative of Purchaser, (ii) a representative of Seller and (iii) a representative of Arthur Anderson or another nationally recognized accounting firm agreed upon by the parties. If the aforementioned three representatives are unable to reach agreement as to all items, then the value of the items still in dispute shall be determined by an agreement of any two of such representatives. The determination of the items in dispute in accordance with this Section 1.6 shall be final and binding on the parties. The fees and expenses of Arthur Anderson, or, if applicable, the alternate accounting firm, shall be shared equally by Purchaser and Seller if the three representatives reach unanimous agreement and by the party whose representative is not in agreement with the other two representatives if such resolution is made by agreement of two representatives.

          (B) Within three (3) business days of the final determination of the Inventory/Materials Value, Purchaser shall pay to Seller the amount by which the Inventory/Materials Value exceeds 80% of the Estimated Inventory/Materials Value or Seller shall pay to Purchaser the amount by which 80% of the Estimated Inventory/Materials Value exceeds the Inventory/Materials Value, as the case may be.

          (C) Within three (3) business days of the final determination of the Mrs. Fields Value, Purchaser shall pay to Seller the amount by which the Mrs. Fields Value exceeds the amount for same actually paid at Closing or Seller shall pay to Purchaser the amount by which the Mrs. Fields Value exceeds the amount for same actually paid at Closing, as the case may be.

     1.9 ASSUMPTION OF LIABILITIES. At the Closing, Purchaser shall assume the Assumed Liabilities by delivering a Bill of Sale and Assignment and Assumption in substantially the form of Exhibit D.

     1.10 SALES TAXES. Seller and Purchaser shall each bear and pay fifty percent (50%) any sales taxes, use taxes, transfer taxes, documentary charges, recording fees or similar taxes,

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charges or fees that may become payable in connection with the sale of the
Assets to Purchaser or otherwise in connection with the transactions contemplated hereby.

     1.11 ALLOCATION OF PURCHASE PRICE. On or prior to the Closing Date, Purchaser shall allocate the Purchase Price, as it may be adjusted pursuant to
Section 1.3 herein (and all other capitalizable costs), among the Assets and the noncompetition agreements contained in Sections 10.4 and 10.5 herein under
Section 1060 of the Code and the regulations promulgated thereunder and all applicable provisions of state, local or foreign law (such allocations, the "Section 1060 Allocations"). If Purchaser and Seller are unable to agree with respect to any Section 1060 Allocation, such disagreement shall be resolved within thirty (30) days in accordance with the procedures contained in Section
1.7 herein for the resolution of disputes regarding the Royalty. Each of the parties hereto agrees (i) to prepare (jointly or independently, as appropriate) and file all tax returns, including Form 8594, in a manner consistent with the
Section 1060 Allocations, as finally determined pursuant to this Section 1.11,
(ii) to report the transaction for federal, state, local and foreign income tax purposes in accordance with the Section 1060 Allocations, as finally determined pursuant to this Section 1.11, and (iii) to use its best efforts to sustain the
Section 1060 Allocations, as finally determined pursuant to this Section 1.11, in any subsequent tax audit, appeal or litigation. The parties agree and acknowledge that the non-competition agreement set forth in Section 10.4 hereof has a value of $200,000 and the noncompetition agreement set forth in Section
10.5 hereof has a value of $50,000.

     1.12 CLOSING. Subject to the conditions of this Agreement, the closing of the sale of the Assets to the Purchaser (the "Closing") shall be held at the offices of Cooley Godward LLP in Palo Alto, California, at 7:00 a.m. (PST) on March 2, 1998 or, if the conditions set forth in Section 7 and Section 8 are not satisfied on such date, the first date such conditions are satisfied (the "Closing Date"). Failure of Purchaser to close by March 20, 1998 shall be deemed to be a material breach of this Agreement, if the conditions to Purchaser's obligation to close as set forth in Section 7 of this Agreement have been satisfied by such date unless the conditions to Seller's obligation to close as set forth in Section 8 have not been satisfied by such date. A delay, by Purchaser, of the Closing Date from March 2, 1998 to March 20, 1998 will not constitute a breach of this Agreement.

     1.13 TERMINATION. This Agreement and the transactions contemplated hereby may be terminated and abandoned:

          (A)  by mutual agreement of Purchaser and Seller;

          (B) on or after March 31, 1998 if the transaction shall not have been consummated by such date provided that no party in breach of this Agreement may terminate this Agreement pursuant to this clause (b); or

          (C) if a Governmental Body shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that, the party seeking to terminate this Agreement pursuant to this clause (c) shall have used all reasonable efforts to remove such injunction, order or decree.

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     In the event of termination of the Agreement pursuant to this Section 1.13, all obligations of the parties hereto shall terminate. Nothing in this Section
1.13 shall relieve any party from liability for willful breach of this Agreement.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF SELLER.

     Seller represents and warrants, to and for the benefit of Purchaser, that, except as set forth in the Disclosure Schedule:

     2.1 DUE ORGANIZATION. Seller is a corporation duly incorporated and organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority to carry on its business as now conducted. Seller is not required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions listed in Section 2.1 of the Disclosure Schedule. The Seller is in good standing as a foreign corporation in each of the jurisdictions listed in Section 2.1 of the Disclosure Schedule.

     2.2 AUTHORITY; BINDING NATURE OF AGREEMENTS. Seller has full corporate power and authority to enter into and to perform its obligations under the Transactional Agreements and the execution, delivery and performance by Seller of the Transactional Agreements have been duly authorized by all necessary action on the part of Seller and its board of directors. The Transactional Agreements constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditors' rights.

     2.3 TITLE TO ASSETS. The Seller owns, and has good, valid and marketable title to, all of the Assets free and clear of any claims, liens or other encumbrances (other than Permitted Encumbrances). Section 2.3 of the Disclosure
Schedule identifies all of the Assets that are being leased or licensed to the Seller. The Assets constitute all of the assets, properties and rights (including Intellectual Property Rights (as defined in Section 2.6)) necessary for the conduct of the Business and, immediately following the Closing, Seller will not own or lease any assets, properties or rights (including Intellectual Property Rights (as defined in Section 2.6)) which are primarily used or held for use by Seller for the conduct of the Business.

     2.4 INVENTORY. The Inventory Statement sets forth a list of the inventory and supplies of Seller related to the Products at the respective dates indicated thereon, which may be adjusted pursuant to Section 1.8. All inventory reflected on the Inventory Statement has a commercial value at least equal to the value shown on such Inventory Statement at the respective dates indicated thereon, at cost.

     2.5 EQUIPMENT, ETC. Exhibit C accurately identifies all the tools, dies, jigs, molds and other fixed assets owned by Seller and used in connection with the Products at the respective dates indicated thereon. Exhibit C accurately identifies all tangible assets leased to the Seller and used in connection with the manufacture of the Products. The Equipment is in good working condition for the purpose for which it is intended.

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     2.6  INTELLECTUAL PROPERTIES. Except for the Specified Brands and the
Specified Contract Rights, there are no United States or foreign trade names, trademarks, service marks, patents, copyrights, trade secrets, inventions, mask works, computer software or other proprietary rights ("Intellectual Property Rights") or applications for or rights in any of the foregoing used in connection with the Products or, to Seller's knowledge, that are required for use in connection with the Products. Except as provided in Section 2.6 of the Disclosure Schedule, the Specified Brands are exclusively owned by Seller, are valid and enforceable, and, to Seller's knowledge, are not subject to any license, royalty arrangement, claim or dispute and, to Seller's knowledge, after diligent inquiry, do not infringe any intellectual property rights of others. Seller has not received any written notification of infringement by Seller of any Intellectual Property Rights.

     2.7 PRODUCTS. No Product manufactured or sold by Seller is, or has been, the subject of any recall or other similar action.

     2.8 COMPLIANCE WITH LEGAL REQUIREMENTS. To the Seller's knowledge, no Permits or Government Authorizations are necessary for the lawful conduct of the Business. Seller has complied, and is currently complying, with each Legal Requirement that is applicable to the manufacture and sale of the Products or the ownership or use of any of the Assets except where failure to comply with such applicable Legal Requirements would not have a material adverse effect on the manufacture or sale of the Products or the ownership or use of any of the Assets.

     2.9 PROCEEDINGS; ORDERS. Except as set forth in Section 2.9 of the Disclosure Schedule, there is no pending Proceeding, and, to the knowledge of Seller, no Person has threatened to commence any Proceeding: (i) that involves Seller with relation to the Business, Products or any of the Assets or that otherwise relates to or might affect the manufacture and sale of the Business, Products or any of the Assets; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated by this Agreement. There is no Order to which Seller, or any of the Assets, is subject.

     2.10 NON-CONTRAVENTION; CONSENTS. Except as set forth in Section 2.10 of the Disclosure Schedule, neither the execution and delivery of this Agreement by Seller nor the consummation or performance of this Agreement by Seller, will directly or indirectly (with or without notice or lapse of time) (i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Seller, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any instrument or obligation to which Seller is a party or by which Seller or any of Seller's properties or assets may be bound, (iii) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to the Seller, or any of its properties or assets, or (iv) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Seller is subject. Seller has not, is not, and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery this Agreement by Seller or the consummation or performance of any of the transactions contemplated hereby by Seller.

     2.11 ABSENCE OF CERTAIN CHANGES. Since January 1, 1998 Seller has operated the Business in the ordinary course of business consistent with past practice and has not instituted or made any material changes in its methods of management or operation pertaining to such business and there has not occurred any change or event that can be reasonably determined, at the time of the Closing Date, to be or that would be the cause of a material adverse effect on the Assets, Business or Products, whether such material adverse effect occurs prior to or following the Closing Date.

     2.12 FAIRNESS OPINION. Seller has received the opinion of Gruntal & Co. L.L.C., financial advisor to Seller, to the effect that the Purchase Price is fair to Seller from a financial point of view, in that is represents at least the fair value of the Assets as of the Execution Date. Seller shall deliver a copy of such opinion to Purchaser prior to the Closing Date.

     2.13 FINANCIAL INFORMATION. For the calendar year ended December 31, 1997, gross sales for the Business were $16,089,674.00 and gross margins for the Business were $9,545,048.00. For the period January 1, 1998 to January 31, 1998, gross sales for the business were $301,853.00 and gross margins for the Business were $155,498.00. The foregoing information is true and complete in all material respects, was prepared by Seller in good faith based upon the books and records of Seller and fairly presents the net sales and gross margins for the Business for such periods.

     2.14 TAXES.

          (A) There are no security interests on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Taxes and except for liens for real and personal property Taxes that are not yet due and payable, there are no liens for any Tax upon any Asset.

          (B) None of the Assets constitutes an interest in a joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income Tax purposes.

          (C) None of the Assets constitutes stock or an equity interest in a corporation or an entity that could be treated as a corporation for federal income Tax purposes.

     2.15 LITIGATION. Except as set forth in Section 2.15 of the Disclosure Schedule, there is no, and during the past three years there has been no, written claim, action, suit, proceeding or investigation, including, but not limited to, product warranty, involving the Business, Products or the Assets pending or, to the knowledge of the Seller, threatened, before or involving any Governmental Body or private arbitration tribunal.

     2.16 SPECIFIED CONTRACTS. The Specified Contracts are in full force and effect and are the legal, valid and binding obligation of the Seller and the other parties thereto, enforceable against them in accordance with their respective terms. True and complete copies of the Specified Contracts, as amended through the date hereof, have been provided to Purchaser.

     2.17 SUBSIDIARIES. Except as set forth in Section 2.17 of the Disclosure Schedule, Seller has no subsidiaries or other ownership interests in any person. No affiliate, or other Related Party, of Seller has any interest in the Assets, the Business or the Products.

     2.18 PRODUCT LIABILITY. No written product liability claims have been received by Seller within the past five years with respect to the products manufactured or sold by the Business. There are no other Proceedings pending or, to the knowledge of Seller, threatened, against or involving Seller or any of the products of the business which assert the existence of any hazard or defect in the manufacture, design, materials or workmanship, including, but not limited to, any failure to warn of a hazard or defect, of the products of the Business. To the knowledge of Seller, there is no overt design, manufacturing or other hazard or defect in any of the products of the Business which could reasonably be expected to result in any liability claims that, in the aggregate, would have a Material Adverse Effect.

     2.19 INVENTORY. At the Closing, the Inventory and Packaging will be items of a quality usable or saleable in the ordinary course of business consistent with past practice, of the Business, except for obsolete or defective materials (including raw materials, work-in-process and finished goods) which will be written down in accordance with the procedures set forth in Section 1.5 hereof.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants, to and for the benefit of Seller, as follows:

     3.1 DUE ORGANIZATION. Purchaser is a corporation duly incorporated and organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser is in good standing as a foreign corporation in each jurisdiction where the failure to qualify would materially adversely affect Purchaser.

     3.2 AUTHORITY; BINDING NATURE OF AGREEMENTS. Purchaser has full corporate power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by Purchaser of this Agreement have been duly authorized by all necessary action on the part of Purchaser and its shareholders and board of directors. This Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditors' rights.

     3.3 NON-CONTRAVENTION; CONSENTS. Neither the execution and delivery of this Agreement by Purchaser, nor the consummation or performance of this Agreement by Purchaser, will directly or indirectly (with or without notice or lapse of time) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Purchaser is subject. Purchaser has not, is not, and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery this Agreement by Purchaser or the consummation or performance of the transactions contemplated hereby by Purchaser.

SECTION 4. LIMITATIONS ON REPRESENTATIONS AND WARRANTIES.

     4.1 EXPIRATION. Except for the representations and warranties contained in Section 2.14 herein, which shall survive the Closing Date until sixty (60) days after the expiration of the applicable statute of limitations for the assessment of Taxes (including any extensions thereof), all of the representations and warranties of the parties hereto that are set forth in
Section 2 or Section 3, or in any certificate delivered pursuant hereto, shall terminate and expire, and shall cease to be of any force or effect, at midnight, Pacific time, one year after the Closing Date (the "Limitation Time"), and any and all liability of the parties hereto with respect to such representations and warranties shall thereupon be extinguished; provided, however, that if on or prior to the Limitation Time an Indemnified Party, acting in good faith, delivers to the Indemnifying Party a written notice stating that such Indemnified Party believes that there is or has been a breach of such representation or warranty and containing a brief description of such breach, (the "Claim") then such representation or warranty shall not so expire until such time as the claim has been finally resolved.

     4.2 NO IMPLIED REPRESENTATIONS. The parties hereto acknowledge that, except as expressly provided in this Agreement, no party hereto has made or is making any representations or warranties whatsoever, implied or otherwise.

     4.3 "KNOWLEDGE". No party hereto shall be deemed to have breached any representation or warranty that contains the word "knowledge," unless any officer of such party with the rank of Vice President or above has or should have actual knowledge, as of the Execution Date, that such representation or warranty is materially inaccurate.

SECTION 5. CERTAIN PRE-CLOSING COVENANTS OF SELLER.

     5.1 CONDUCT OF THE BUSINESS. From the Execution Date through the Closing Date, Seller shall operate the Business in the ordinary course in accordance with its customary practices and will not institute or make any material changes in its methods of management or operation pertaining to such Business and shall use all commercially reasonable efforts to preserve the goodwill of the customers, employees, independent contractors and suppliers. From the Execution Date through the Closing Date, the Seller shall also (a) not institute other changes relating to the Assets, the Business or the Products; (b) not sell or otherwise dispose of in excess of two (2) cases of Inventory per store; (c) not sell Products for less than the list price for such Products; or (d) not dispose of any Intellectual Property Rights included in the Assets or part of the Business or modify or amend the Specified Contracts, except to permit the transfer of same pursuant to this Agreement. Seller shall promptly provide Purchaser with copies of invoices of shipments of the Products for the period from Execution Date to the Closing Date at the Closing.

     5.2 ACCESS. Between the date of this Agreement and the Closing Date, Seller shall promptly furnish to Purchaser all information concerning the Business as Purchaser may reasonably request, including affording Purchaser reasonable access to the books and records of Seller relating to the Business for the purpose of enabling Purchaser to further investigate and inspect the Products and the Assets and Seller shall cooperate with Purchaser in its investigation of the Assets and the manufacture and sale of the Products. Purchaser shall keep all such information confidential in accordance with the terms of the Confidentiality Agreement.

     5.3 ASSIGNMENT OF LICENSES. Between the Execution Date and the Closing Date, Seller shall use reasonable efforts to obtain the consents required under the Specified Contracts to assign such contracts to Purchaser upon the same terms and conditions as contained therein with respect to Seller.

     5.4 CONDITIONS. Seller shall use its best efforts to attempt to ensure that the conditions set forth in Sections 7.1, 7.2, 7.4, 7.4 and 7.9 hereof are satisfied on a timely basis.

     5.5 NO-SHOP. Seller will immediately cease, and will immediately take reasonable steps to cause its Representatives to cease, any existing discussions or negotiations with respect to any of the Assets or any part of the Business. Seller shall not, and will take reasonable steps to ensure that none of its Representatives or other affiliates shall not, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Purchaser or its directors, officers, employees or other affiliates) concerning any sale, transfer or other disposition of any of the Assets or any part of the Business. Seller will immediately communicate to Purchaser any inquiries or proposals relating to any of the Assets or any part of the Business, including the terms thereof. The provisions of this Section
5.5 shall terminate on the earlier of the Closing Date or March 20, 1998; provided that the conditions set forth in Section 7 have been satisfied by Seller. In any event, the provisions of this Section 5.4 shall terminate on March 31, 1998.

     5.6 MANUFACTURERS' LETTER. On or prior to the Closing Date, Seller agrees to use diligent efforts to provide Purchaser with a letter from Seller's primary manufacturers confirming that such manufacturers will provide services to Purchaser at the same price or prices heretofore provided to Seller for the Products.

     5.7 TOYS 'R US. On or prior to the Closing Date, Seller shall resolve or settle any dispute that may have arisen between Seller and Toys 'R Us regarding the Mrs. Fields' Christmas mix.

     5.8 CONTRACTS WITH SALES REPRESENTATIVES. Seller has no arrangement, agreement or understanding with any sales representative, broker or similar person or entity that may result in any obligation of Purchaser to pay any fees, commissions or other amounts as a result of the consummation of the transactions contemplated hereby or any sales of Products by Purchaser.

SECTION 6. CERTAIN PRE-CLOSING COVENANTS OF PURCHASER.

     6.1 COOPERATION. Purchaser shall cooperate fully with Seller and shall provide Seller with such assistance as Seller may reasonably request, for the purpose of facilitating the performance by Seller of its obligations hereunder.

     6.2 CONDITIONS. Purchaser shall use its best efforts to attempt to ensure that the conditions set forth in Sections 8.1, 8.4 and 8.5 hereof are satisfied on a timely basis.

     6.3 CONTRACTS WITH SALES REPRESENTATIVES. Purchaser has no arrangement, agreement or understanding with any sales representative, broker or similar person or entity that may result in any obligation of Seller to pay any fees, commissions or other amounts as a result of the consummation of the transactions contemplated hereby or any sales of Products by Seller.

SECTION 7. CONDITIONS TO OBLIGATION OF PURCHASER TO CLOSE. The obligation of Purchaser to purchase the Assets and otherwise to consummate the transactions that are to be consummated at the Closing is subject to the satisfaction, on or prior to the Closing Date, of the following conditions (any of which may be waived by Purchaser in whole or in part):

     7.1 REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of Seller contained in this Agreement (excluding any representation or warranty that is made as of a specific date, which representations and warranties shall be true as of such specific dates) shall be true and correct in all material respects as of the Execution Date and the Closing Date with the same force and effect as though they had been made on and as of such dates.

     7.2 CONDITION OF ASSETS. Between the Execution Date and the Closing Date, there shall not have been any change or event that can be reasonably determined, at the time of the Closing Date, to be, or that would be, the cause of a material adverse effect on the Assets, Business or Products, whether such material adverse effect occurs prior to or following the Closing Date.

     7.3 NO MATERIAL LEGAL PROCEEDINGS. No injunction, order, rule decree, statute or regulation in effect shall prevent the consummation of the transactions contemplated hereby, provided that Purchaser shall use reasonable efforts to cause such injunction, order or decree to be lifted.

     7.4 CONSENTS. Seller shall have obtained the consents necessary to assign the Specified Contracts to Purchaser, upon the same terms and conditions as contained therein with respect to Seller; provided, however, that the Baskin-Robbins Agreement shall provide for a minimum term of five years from the Closing Date and include a reasonable renewal period.

     7.5 RELEASE. Seller shall have obtained the consent and release of BNY Financial Corporation necessary to remove any claims, liens or other encumbrances on and to permit the transfer of the Assets.

     7.6 MANUFACTURERS' LETTER. Seller's primary manufacturers shall have provided Seller and Purchaser with a letter confirming that such manufacturers will provide services to Purchaser at the same price or prices heretofore provided to Seller for the Products.

     7.7 PERFORMANCE. Seller shall have complied with and performed, in all material respects, all obligations required by this Agreement to be complied with or performed by it on or prior to the Closing Date.

     7.8 OPINION OF COUNSEL. Seller shall have delivered to Purchaser a written opinion of Cooley Godward LLP, dated as of the Closing Date, in the form of Exhibit E hereto.

     7.9 CERTIFICATE. Seller shall have delivered to Purchaser a certificate duly executed by the Chief Executive Officer on behalf of Seller, dated as of the Closing Date, to the effect that the conditions set forth in Sections 7.1, 7.2, 7.3 and 7.7 hereof have been satisfied.

     7.10 CERTAIN TAX FORMS. At the Closing, Seller shall have delivered to Purchaser an affidavit stating, under penalty of perjury, that it is not a foreign person pursuant to Section 1445(b)(2) of the Code.

SECTION 8. CONDITIONS TO OBLIGATION OF SELLER TO CLOSE. The obligation of Seller to purchase the Assets and otherwise to consummate the transactions that are to be consummated at the Closing is subject to the satisfaction, on or prior to the Closing Date, of the following conditions (any of which may be waived by Seller in whole or in part):

     8.1 REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of Purchaser contained in this Agreement (excluding any representation or warranty that is made as of a specific date, which representations and warranties shall be true as of such specific dates) shall be true and correct in all material respects as of the Execution Date and the Closing Date with the same force and effect as though they had been made on and as of such dates.

     8.2 NO MATERIAL LEGAL PROCEEDINGS. No injunction, order, rule decree, statute or regulation in effect shall prevent the consummation of the transactions contemplated hereby, provided that Seller shall use reasonable efforts to cause such injunction, order or decree to be lifted.

     8.3 CONSENT TO ASSIGNMENT. Seller shall have obtained the consents necessary to assign the Specified Contracts to Purchaser upon the same terms and conditions as contained therein with respect to Seller.

     8.4 PERFORMANCE. Purchaser shall have complied with and performed, in all material respects, all obligations required by this Agreement to be complied with or performed by it on or prior to the Closing Date.

     8.5 CERTIFICATE. Purchaser shall have executed and delivered to Seller a certificate, dated as of the Closing Date, to the effect that the conditions set forth in Sections 8.1, 8.2 and 8.4 hereof have been satisfied.

SECTION 9. DELIVERIES ON THE CLOSING DATE.

          (A) On the Closing Date, Seller shall execute and deliver to Purchaser appropriate instruments of transfer in forms reasonably satisfactory to Purchaser in respect of the Assets and take all other actions, requested by Purchaser or otherwise, necessary to transfer the Assets to Purchaser free and clear of all liens, claims or other encumbrances (other than Permitted Encumbrances or as disclosed on the Disclosure Schedule) and an opinion of counsel in the form of Exhibit E hereto and Purchaser shall deliver to Seller the Purchase Price payable on the Closing Date as provided in Section 1.4(b).

          (B) On the Closing Date, each of Seller and Purchaser shall execute and deliver to the other party a Distribution Agreement and a Sales Representative Agreement, pertaining to transition services to be provided in connection with this transaction.

SECTION 10. CERTAIN ADDITIONAL POST-CLOSING COVENANTS.

     10.1 MARKING OF PRODUCTS. Purchaser shall cause the Products manufactured by it to be marked in such a way that such Products can be distinguished from those manufactured by Seller prior to the Closing Date.

     10.2 RIGHT OF FIRST OFFER. Seller grants Purchaser a right of first offer on the assets, tangible and intangible, comprising Seller's WaterGun product line, pursuant to the following terms. Prior to engaging in discussions or negotiations with third parties regarding such product line, Seller shall provide Purchaser with a Notice of Right of First Offer and shall permit Purchaser to present a proposal for and negotiate terms regarding the sale of such assets. The right of first offer set forth in this Section 10.2 shall terminate on the earlier to occur of (i) thirty (30) days following the date of the Notice of First Offer or (ii) twelve (12) months from the Execution Date, and shall not apply with respect to a sale of all or substantially all of the assets or business of Seller.

     10.3 TRADEMARK LICENSE.

          (A) Seller hereby grants to Purchaser and its affiliates an exclusive, worldwide, fully-paid perpetual license, subject to the terms of this
Section 10.3, to use: (i) the trademark YES! GIRL and all variations thereof (it being understood that such variations shall not include the word "yes" followed by an exclamation point (the "YES Base Mark") with any word except "girls" and shall not include any other trademarks owned and used by Seller on the date hereof); and (2) the trademark MS. MEGA MIKE and all variations thereof (it being understood that such variations shall not include the words "MEGA MIKE" (the "MEGA MIKE Base Mark") with any word except "Ms." And shall not include any other trademarks owned and used by Seller on the date hereof) (the YES Base Mark and MEGA MOUTH Base Mark shall be collectively referred to as the "Base Mark") (such marks shall be collectively referred to as the "Licensed Mark") for all products in all media (collectively, the "Licensed Articles").

          (B) Purchaser agrees that all Licensed Articles will be of a quality at least equal to that of the products distributed as of the date hereof by Seller under the Licensed Mark.

          (C) Neither party will take any action which would, or might reasonably be expected to, damage or impair the image or reputation of the other party or the products distributed by such party under any trademark including the Base Mark.

          (D) The trademark license contained in this Section 10.3 shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. Seller will not assign to any person other than a wholly-owned subsidiary any trademark which includes the Base Mark (including without limitation the Licensed Mark) unless it assigns to such person all trademarks owned by it which include the Base Mark.

          (E) Upon Purchaser's request, Seller shall, at Purchaser's cost and using counsel of Purchaser's choosing, register the Licensed Mark in the U.S. Patent and Trademark Office and in any other jurisdictions designated by Purchaser.

          (F) Each party shall immediately inform the other of any infringement of the Base Mark, the Licensed Mark or any other trademark including the Base Mark. Seller shall have the first option to control all litigation involving any of the foregoing trademarks other than the Licensed Mark, provided that if Seller has not taken action reasonably satisfactory to Purchaser in respect of such infringement within thirty (30) days after it has knowledge thereof, or if at any time thereafter it has not reasonably continued such action, Purchaser shall, upon ten (10) days' written notice to Seller, have the option of bringing or continuing such action. Purchaser shall have the first option to control all litigation involving the Licensed Mark, provided that if the infringing mark includes the Base Mark or a variation thereof and Purchaser has not taken action reasonably satisfactory to Seller in respect of such infringement within thirty
(30) days after it has knowledge thereof, or if at any time thereafter it has not reasonably continued such action, Seller, upon ten (10) days' written notice to Purchaser, shall have the option of bringing or continuing such action. Each party shall provide reasonable assistance to the other in connection with the foregoing, including joining as a party in any such litigation if it is a necessary party thereto. Each party shall pay its own costs in connection with its actions under this subsection (f). Any proceeds of any such action (whether by way of judgment, settlement or otherwise) will be applied first to reimburse the parties for their expenses incurred in connection therewith and any excess will be divided between the parties in proportion to the expenses incurred by them. Neither party shall enter into a settlement regarding any infringement covered by this subsection (f) without the consent of the other, which consent shall not be unreasonably withheld.

          (G) The parties acknowledge and agree that all rights and licenses granted under or pursuant to this Section 10.3 by Seller to Purchaser are licenses of rights to "intellectual property" within the meaning of Section 365(n) of the U.S. Bankruptcy Code. Seller agrees that Purchaser, as licensee of such rights under this Section 10.3, shall retain and may fully exercise all of its rights and elections under such Section 365(n).

     10.4 NONCOMPETITION. In consideration of the benefits to Seller provided by this Agreement and in order to induce Purchaser to enter into this Agreement, Seller hereby covenants that from the Closing Date and until the third anniversary of the Closing Date, Seller will not, directly or indirectly, engage anywhere in the world in the creation, manufacture, sale or marketing of (i) girls activity (such as, for purposes of example but not limitation, dancing, cheerleading and aerobics) electronics products and (ii) food appliances or any device involved in making food products.

     10.5 KINGSBOROUGH NONCOMPETITION. As an additional inducement to Purchaser, Donald Kingsborough hereby covenants that from the Closing Date and until the third anniversary of the Closing Date, he will not, directly or indirectly, engage anywhere in the world in the creation, manufacture, sale or marketing of toys which are food appliances, toys which are any device involved in making food products or toys which directly compete with the YES! Girl's Dance Studio, Cheerleading Studio and Aerobics Studio products and Ms. Mega Mike (but not Ms. Yak) products. The parties agree that $50,000 of the Purchase Price shall be allocated to Mr. Kingsborough in consideration for this provision.

     10.6 MARK-DOWN ADJUSTMENTS. Within ninety (90) days after the Closing Date, Seller and Purchaser agree to review the mark-downs of Products effected by Seller prior to the Closing Date and make mutually agreeable adjustments, if the parties determine such adjustments necessary.

     10.7 DEFECTIVE PRODUCT RETURNS. Seller shall remain responsible for any returns of defective Products sold prior to the Closing Date for a period of ninety (90) days following the Closing Date ("Qualified Returned Products"). Purchaser shall promptly notify Seller of any proposed returns of Qualified Returned Products of which Purchaser is aware prior to such return and of the relevant details, including price paid by the customer. Purchaser shall use its best efforts to resolve any disputes in respect of Qualified Returned Products in a commercially reasonable manner and, to the greatest extent reasonably practicable, as if Purchaser were responsible for the costs thereof. Seller shall have the right in conjunction with Purchaser to visit the customer to assist in resolving any returns. Subject to Seller's prior approval, which shall not be unreasonably withheld, Purchaser may accept for return any such products which are determined to be defective. The cost of such returns (as between Seller and Buyer) shall be borne by Seller, but in no event shall such cost be greater than the sale price of such returned products plus freight. Purchaser shall deliver to Seller within fifteen (15) days after the end of each two week period beginning on the Closing Date a written report setting forth the details of all such products returned during the calendar month.

     10.8 COOPERATION. After the Closing Date, Seller will cooperate with Purchaser, and will use reasonable efforts to have its Representatives cooperate with Purchaser, at Purchaser's expense, in furnishing information, evidence, testimony and other assistance in connection with any Proceedings, arrangements or dispute with respect to the Assets involving Seller and/or Purchaser.

     10.9 FURTHER ACTIONS. From and after the Closing Date, the parties hereto and their affiliates and Representatives shall cooperate with each other, and shall execute and deliver such documents and take such other actions as the other party may reasonably request, for the purpose of effecting or evidencing the transactions contemplated hereby and putting Purchaser in possession and control of all of the Assets. If, following the Closing, Seller shall have in its possession any asset or right which under this Agreement should have been delivered to Purchaser, Seller shall deliver such asset or right to Purchaser as soon as practicable.

SECTION 11. INDEMNIFICATION.

     11.1 INDEMNIFICATION BY SELLER. Subject to the limitations contained in this Section 11 and in the other provisions of this Agreement (including, without limitation, the provisions of Section 4), from and after the Closing Date, Seller shall hold harmless and indemnify Purchaser from and against any Damages actually incurred (including as a result of any diminution of value as a result of such breach or compared to the value if there had been no breach) by Purchaser as a result of or in connection with:

          (A) any breach of any of the representations or warranties made by Seller in this Agreement or in any certificate or other document delivered pursuant hereto;

          (B) any breach of any covenant or obligation of Seller contained in this Agreement or other document delivered pursuant hereto;

          (C) any failure by Seller to pay, perform, satisfy or discharge any debt, liability or obligation, including, without limitation, Taxes, of Seller that existed before the Closing or that arose out of Seller's operation of the Business at or prior to the Closing, except for any debt liability or obligation included in the Assumed Liabilities; and

          (D) any claims by Lawrence Productions arising from Seller's infringement or alleged infringement of a design patent held by Lawrence Productions.

     11.2 INDEMNIFICATION BY PURCHASER. Subject to the limitations contained in this Section 11 and in the other provisions of this Agreement (including, without limitation, the provisions of Section 4), from and after the Closing Date, Purchaser shall hold harmless and indemnify Seller from and against any Damages actually incurred by Seller as a result of or in connection with:

          (A) any breach of any of the representations or warranties made by Purchaser in this Agreement or in any certificate or other document delivered pursuant hereto;

          (B) any breach of any covenant or obligation of Purchaser contained in the Transactional Agreements;

          (C) any failure by Purchaser to pay, perform, satisfy or discharge any debt, liability or obligation included in the Assumed Liabilities.

     11.3 THRESHOLD AMOUNT. Neither party hereto shall be required to make any indemnification payments hereunder with respect to any breach by such party of any of its representations and warranties set forth herein or in any certificate delivered pursuant hereto, except to the extent that the cumulative amount of the Damages by the other party hereto as a result of all breaches of such representations and warranties actually incurred exceed $125,000, in which case such party shall be liable for the full amount of any Damages.

     11.4 MAXIMUM LIABILITY OF SELLER. Seller's cumulative liability hereunder shall in no event exceed, and the total amount of the indemnification payments that Seller can be required to make hereunder shall be limited in the aggregate to a maximum of $6,000,000.

     11.5 EXCLUSIVITY. The right of each party hereto to demand and receive indemnification payments pursuant to this Section 11 shall be the sole remedy exercisable by such party with respect to any breach by the other party hereto of any representation or warranty set forth herein or in any certificate delivered pursuant hereto.

     11.6 DEFENSE OF THIRD PARTY CLAIMS. In the event of the assertion or commencement by any Person of any claim or Proceeding against either party hereto (the "Indemnitee") with respect to which the other party (the "Indemnifying Party") may become obligated to indemnify, hold harmless, compensate or reimburse the Indemnitee pursuant to this Section 11, (A) the Indemnitee shall promptly deliver to the Indemnifying Party a written notice describing such claim or Proceeding in reasonable detail, provided, however, that the failure to provide such notice shall not affect the obligation of the Indemnifying Party unless it is materially prejudiced thereby and such notice is unreasonably delayed and (B) the Indemnitee shall have the right, at its election, to designate the Indemnifying Party to assume the defense of such claim or Proceeding at the sole expense of the Indemnifying Party. If the Indemnitee so elects to designate the Indemnifying Party to assume the defense of any such claim or Proceeding:

          (A) the Indemnifying Party shall proceed to defend such claim or Proceeding in a diligent manner with counsel satisfactory to the Indemnitee;

          (B) the Indemnitee shall make available to the Indemnifying Party any non-privileged documents and materials in the possession of the Indemnitee that may be necessary to the defense of such claim or Proceeding;

          (C) the Indemnifying Party shall keep the Indemnitee informed of all material developments and events relating to such claim or Proceeding;

          (D) the Indemnitee shall have the right to participate in the defense of such claim or Proceeding;

          (E) the Indemnifying Party shall not settle, adjust or compromise such claim or Proceeding without the prior written consent of the Indemnitee which may not be unreasonably withheld; and

          (F) the Indemnitee may at any time (notwithstanding the prior designation of the Indemnifying Party to assume the defense of such claim or Proceeding) assume the defense of such claim or Proceeding.

If the Indemnitee does not elect to designate the Indemnifying Party to assume the defense of any such claim or Proceeding (or if, after initially designating the Indemnifying Party to assume such defense, the Indemnitee elects to assume such defense), the Indemnitee may proceed with the defense of such claim or Proceeding on its own. If the Indemnitee so proceeds with the defense of any such claim or Proceeding on its own:

               (I) the Indemnitee shall proceed to defend such claim or Proceeding in a diligent manner;

               (II) all reasonable expenses relating to the defense of such claim or Proceeding shall be borne and paid exclusively by the Indemnifying Party;

               (III) the Indemnifying Party shall make available to the Indemnitee any documents and materials in the possession or control of the Indemnifying Party that may be necessary to the defense of such claim or Proceeding;

               (IV) the Indemnitee shall keep the Indemnifying Party informed of all material developments and events relating to such claim or Proceeding; and

               (V) the Indemnitee shall not have the right to settle, adjust or compromise such claim or Proceeding without the consent of the Indemnifying Party; provided, however, that the Indemnifying Party shall not unreasonably withhold such consent.

SECTION 12. MISCELLANEOUS PROVISIONS.

     12.1 NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

          if to Seller:

               YES! Entertainment Corporation
               Attn: Chief Executive Officer
               3875 Hopyard Road, Suite 375
               Pleasanton, California 94588
               Facsimile:  510-463-5313

          with a copy to:

               Cooley Godward llp
               Five Palo Alto Square
               3000 El Camino Real
               Palo Alto, CA  94306-2155
               Facsimile: (650) 849-7400
               Attn: Patrick A. Pohlen, Esq.

          if to Purchaser:

               Wham-O, Inc.
               Attn: Chief Executive Officer
               155 Montgomery Street, Suite 300
               San Francisco, CA  94104
               Facsimile:  (415) 956-1819

          with a copy to:

               Dewey Ballantine LLP
               1301 Avenue of the Americas
               New York, NY  10019-6092
               Facsimile:  (212) 259-6333
               Attn:  Richard D. Pritz, Esq.

     12.2 PUBLICITY. No press release, notice or disclosure to any person or other publicity concerning the transactions contemplated by this Agreement shall be issued, given made or otherwise disseminated at any time without the prior approval of both of the parties hereto; provided, however, that (i) such approval shall not be unreasonably withheld, (ii) subject to the requirement set forth in the second sentence of this Section 12.2, the parties hereto, and their respective Representatives, shall be entitled, without obtaining any such approval, to make disclosures required by applicable laws or governmental regulations, and (iii) Seller shall be entitled, without obtaining any such approval, to make disclosures regarding the transactions contemplated by this Agreement for the purpose of attempting to obtain the consents required to transfer the Specified Contracts to Purchaser. Without limiting the generality of or the effect of the first sentence of this Section 12.2 (and notwithstanding clause "(ii)" of the proviso to said sentence), neither party hereto shall issue or otherwise disseminate any press release or other publicity, or cause any report or other document to be filed with the Securities and Exchange Commission, that names or otherwise refers to the other party hereto or any of such other party's affiliates, unless such other party shall have received a copy thereof at least two business days before the dissemination or filing thereof.

     12.3 TIME OF THE ESSENCE.  Time is of the essence of this Agreement.

     12.4 HEADINGS. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

     12.5 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

     12.6 GOVERNING LAW. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of New York (without giving effect to principles of conflicts of laws).

     12.7 ATTORNEYS' FEES. If any legal proceeding or other action relating to this Agreement is brought or otherwise initiated, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

     12.8 SUCCESSORS AND ASSIGNS; PARTIES IN INTEREST. This Agreement shall be binding upon: Seller and its successors and assigns (if any) and Purchaser and its successors and permitted assigns (if any). This Agreement shall inure to the benefit of Seller and Purchaser and the respective successors and permitted assigns (if any) of the foregoing. This Agreement may not be assigned by Seller or Purchaser except with the prior written consent of the other party, provided, however, that either party may assign its rights hereunder to any wholly owned subsidiary of such party, provided that such party shall remain responsible to perform its obligations hereunder. In addition, after the Closing Date, Seller may freely assign its rights to receive payment subject to the obligations pertaining thereto, including Purchaser's right to offset in respect to Purchaser's indemnification rights, under this Agreement to any other Person without obtaining the consent or approval of any other Person; provided, however, that Purchaser shall have the right to offset such rights to receive payment by indemnification claims made by Purchaser pursuant to Section 11 hereof. Such right of offset shall be limited to the aggregate amount of such claims which are pending resolution or have been resolved in favor of Purchaser. All funds withheld pursuant to such right of offset shall be deposited in an interest-bearing escrow account pending final resolution of such claims for indemnification. All disputes with respect to such right of offset shall be resolved by final and binding arbitration.

     12.9 WAIVER.

                (A) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

                (B) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

          12.10 AMENDMENTS. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Purchaser and Seller.

          12.11 SEVERABILITY. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or o therwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

          12.12 ENTIRE AGREEMENT. The Transactional Agreements set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof.

          12.13 CONSTRUCTION.

                (A) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include th e masculine and feminine genders.

                (B) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

                (C) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

                (D) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

          12.14 BULK TRANSFER LAWS. Seller and Purchaser hereby acknowledge that the provisions of Division 6 of the Uniform Commercial Code of the State of California and the provisions of any other applicable laws relating to bulk transfers of assets are not applicable.

          12.15 FEES AND EXPENSES. Each party hereto shall pay all fees, costs and expenses that it incurs in connection with the negotiation and preparation of this Agreement and in carrying out the transactions contemplated hereby (including, without limitation, all fees and expenses of its counsel and accountants).

     The parties to this Agreement hereby execute and deliver this Agreement as of the date first set forth above. Mr. Kingsborough's individual execution of this Agreement pertains solely to Section 10.5.


                                              YES! ENTERTAINMENT CORPORATION,
                                              a Delaware corporation



                                              By:_____________________________
                                                 Donald D. Kingsborough
                                                 Chief Executive Officer

                                              WHAM-O, INC.
                                              a Delaware corporation



                                              By:_____________________________
                                                 Michael Cookson, President
                                                 and Chief Executive Officer



                                              ________________________________
                                              DONALD D. KINGSBOROUGH

                            SCHEDULES AND EXHIBITS


Schedule A:    Certain Definitions

Schedule B:    Disclosure Schedule


Exhibit A:     Specified Brands

Exhibit B:     Specified Contracts

Exhibit C:     Products and Equipment

Exhibit D:     Bill of Sale and Assignment and Assumption Agreement

Exhibit E:     Opinion of Cooley Godward LLP

                                  SCHEDULE A

                              CERTAIN DEFINITIONS


          For purposes of the Agreement (including this Schedule A) the following terms shall have the respective meanings set forth below:

     AGREEMENT. "Agreement" shall mean the Asset Purchase Agreement to which this Schedule A is attached (including the Disclosure Schedule), as it may be amended from time to time.

     ASSETS.  "Assets" shall have the meaning set forth in Section 1.1.

     ASSUMED LIABILITIES. "Assumed Liabilities" shall mean any and all liabilities and obligations (whether known, unknown, accrued, absolute, matured, unmatured, contingent or otherwise) (i) arising from Purchaser's operation of the Business after the Closing Date, including obligations under the Specified Contracts arising from Purchaser's sale of the Products following the Closing Date and (ii) for all defective product returns after a period of ninety (90) days following the Closing Date.

     BASE MARK.  "Base Mark" shall have the meaning set forth in Section 10.3.

     BUSINESS. "Business" shall mean the sale, marketing, distribution and advertising of the Specified Brands and the Products.

     CLAIM.  "Claim" shall have the meaning set forth in Section 4.1.

     CLOSING.  "Closing" shall have the meaning set forth in Section 1.12.

     CLOSING DATE. "Closing Date" shall have the meaning set forth in Section 1.12.

     CODE. "Code" means the Internal Revenue Code of 1986, as amended. All citations to provisions of the Code, or to the Treasury Regulations promulgated thereunder, shall include any amendments thereto and any substitute or successor provisions thereto.

     CONFIDENTIALITY AGREEMENT. "Confidentiality Agreement" shall mean the confidentiality agreement between Seller and Purchaser dated November 21, 1997.

     CONSENT. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

     CONTRACT. "Contract" shall mean any written, oral, implied or other agreement, settlement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature.

     CONTRIBUTION MARGIN. "Contribution Margin" shall have the meaning set forth in Section 1.4(d).

     COST OF GOODS SOLD. "Cost of Goods Sold" shall mean the sum of either (a) manufactured costs plus quality assurance costs plus freight and duty, if any, or (b) FOB Hong Kong price, as applicable, in each case plus the royalties paid to licensors under the Specified Contracts.

     DAMAGES. "Damages" shall include any loss, damage, liability, Taxes, costs and expenses, including reasonable attorneys' fees and expenses; provided, however, that for purposes of computing the amount of Damages incurred by either party hereto (i) an amount shall be deducted equal to the amount of any tax benefit directly or indirectly received or receivable by such party or any of its affiliates in connection with such Damages or the circumstances giving rise thereto, (ii) an amount shall be added equal to the amount of any tax detriment directly or indirectly received or receivable by such party or any of its affiliates in connection with such Damages or the circumstances giving rise thereto and (iii) an amount shall be deducted equal to the amount of any insurance proceeds directly or indirectly received or receivable by such party or any of its affiliates in connection with such Damages or the circumstances giving rise thereto.

     DISCLOSURE SCHEDULE.  "Disclosure Schedule" shall mean Schedule B hereto.

     ENTITY. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

     EQUIPMENT.  "Equipment shall have the meaning set forth in Section 1.1(d).

     ESCROW DEPOSIT.  "Escrow Deposit" shall mean the meaning set forth in
Section 1.4.

     ESTIMATED INVENTORY/MATERIALS VALUE. "Estimated Inventory/Materials Value" shall have the meaning set forth in Section 1.4(b).

     EXECUTION DATE. "Execution Date" shall have the meaning set forth in the preamble to this Agreement.

     EXCLUDED ASSETS.  "Excluded Assets" shall have the meaning set forth in
Section 1.2.

     EQUIPMENT.  "Equipment" shall have the meaning set forth in Section 1.1(d).

     GOVERNMENTAL AUTHORIZATION.  "Governmental Authorization" shall mean any:
(a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

     GOVERNMENTAL BODY. "Governmental Body" shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multi-national organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

     INDEMNIFYING PARTY. "Indemnifying Party" shall have the meaning set forth in Section 11.6.

     INTELLECTUAL PROPERTY RIGHTS. "Intellectual Property Rights" shall have the meaning set forth in Section 2.6.

     INDEMNITEE.  "Indemnitee" shall have the meaning set forth in Section 11.6.

     INVENTORY.  "Inventory" shall have the meaning set forth in Section 1.1(c).

     INVENTORY/MATERIALS VALUE. "Inventory/Materials Value" shall have the meaning set forth in Section 1.3(b).

     LEGAL REQUIREMENT. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

     LICENSED ARTICLES.  "LICENSED ARTICLES shall have the meaning set forth in
Section 10.3(a)

     LICENSED MARK.      "Licensed Mark" shall have the meaning set forth in
Section 10.3(a).

     LIMITATION TIME.    "Limitation Time" shall have the meaning set forth in
Section 4.1.

     MEGAMIKE BASE MARK.      "MEGAMIKE Base Mark" shall have the meaning set
forth in Section 10.3(a).

     MRS. FIELDS AGREEMENT. "Mrs. Fields Agreement" shall have the meaning set forth in Section 1.3(c).

     MRS. FIELDS VALUE.  "Mrs. Fields Value" shall have the meaning set forth in
Section 1.3(c).

     NET SALES. "Net Sales" shall mean the net invoice price to customers (which includes any sales discounts) less any defective return credits.

     NOTICE OF RIGHT OF FIRST OFFER. "Notice of Right of First Offer" shall have the meaning set forth in Section 10.2.

     OBJECTION NOTICE.  "Objection Notice" shall have the meaning set forth in
Section 1.8(a).

     ORDER. "Order" shall mean any: (i) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or (ii) Contract with any Governmental Body entered into in connection with any Proceeding.

     PACKAGING MATERIALS. "Packaging Materials" shall have the meaning set forth in Section 1.1(e).

     PERMITTED ENCUMBRANCE. "Permitted Encumbrance" shall mean: (i) any encumbrance for current taxes not yet due and payable; and (ii) minor encumbrances that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) detract from the value of the assets subject thereto.

     PERSON.  "Person" shall mean any individual, Entity or Governmental Body.

     PREPAID ROYALTY.  "Prepaid Royalty" shall have the meaning set forth in
Section 1.4(b).

     PROCEEDING. "Proceeding" shall mean any claim action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or any arbitrator or arbitration panel.

     PRODUCTS.  "Products" shall have the meaning set forth in Section 1.1(c).

     PURCHASE PRICE.  "Purchase Price" shall have the meaning set forth in
Section 1.3.

     QUARTERLY PAYMENT.  "Quarterly Payment" shall have the meaning set forth in
Section 1.4(c).

     QUALIFIED RETURNED PRODUCTS. "Qualified Returned Products" shall have the meaning set forth in Section 10.7

     RELATED PARTY. Each of the following shall be deemed to be a "Related Party": (a) each individual who is, or who has at any time been, a shareholder of the Seller; (b) each (i) parent, (ii) sibling, (iii) child or (iv) spouse of any individual described in clauses (i), (ii) or (iii), of each of the individuals referred to in clause "(a)" above; and (c) any Entity (other than the Seller) in which any one of the individuals referred to in clauses "(a)" and "(b)" above holds or held (or in which more than one of such individuals collectively hold or held), beneficially or otherwise, a controlling interest or a material voting, proprietary or equity interest.

     REPRESENTATIVES. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants and advisors.

     ROYALTY.  "Royalty" shall have the meaning set forth in Section 1.3(d).

     ROYALTY DISPUTE NOTICE. "Royalty Dispute Notice" shall have the meaning set forth in Section 1.7.

     ROYALTY REPORT.  "Royalty Report" shall have the meaning set forth in
Section 1.6.

     SPECIFIED BRANDS.  "Specified Brands" shall have the meaning set forth in
Section 1.1(a).

     SPECIFIED CONTRACTS. "Specified Contracts" shall have the meaning set forth in Section 1.1(b).

     TAXES. "Taxes" means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including, without limitation, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, gains, franchise, withholding, payroll, recapture, employment, excise, unemployment, insurance, social security, business license, occupation, business organization, stamp, environmental and property taxes, together with all interest, penalties and additions imposed with respect to such amounts. For purposes of this Agreement, "Taxes" also includes any obligations under any agreements or arrangements with any person with respect to the liability for or sharing of Taxes (including pursuant to Treas. Reg. (S) 1.1502-6 or comparable provisions of state, local or foreign tax law) and including liability for Taxes as transferee or successor, by contract or otherwise.

     TRANSACTIONAL AGREEMENTS. "Transactional Agreements" shall consist of this Agreement, the Bill of Sale and Assignment and Assumption Agreement, the Sales Representative Agreement and the Distribution Agreement, all as contemplated hereby.

     YES! BASE MARK.     YES! Base Mark shall have the meaning set forth in
Section 10.3(a).

                                  SCHEDULE B

                              DISCLOSURE SCHEDULE

This Disclosure Schedule is being furnished by YES! Entertainment Corporation ("Seller") to Purchaser in connection with the execution and delivery of that certain Asset Purchase Agreement dated as of February 27, 1998 between Seller and Purchaser (the "Agreement"). Unless the context otherwise requires, all capitalized terms used in this Disclosure Schedule shall have the respective meanings assigned to them in the Agreement.

     No reference to or disclosure of any item or other matter in this Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Disclosure Schedule. No reference in this Disclosure Schedule to any agreement or document shall be construed as an admission or indication that such agreement or document is enforceable or currently in effect or that there are any obligations remaining to be performed or any rights that may be exercised under such agreement or document. No disclosure in this Disclosure Schedule relating to any possible breach or violation of any agreement, law or regulation shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.

     This Disclosure Schedule and the information and disclosures contained in this Disclosure Schedule are intended only to explain, qualify and limit the representations, warranties and covenants of Seller contained in the Agreement and shall not be deemed to expand in any way the scope or effect of any of such representations, warranties or covenants.

     Notwithstanding anything to the contrary contained in this Disclosure Schedule or in the Agreement, the information and disclosures contained in each section of this Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in each of the other sections of this Disclosure Schedule as though fully set forth in such other sections (whether or not specific cross-references are made), and shall be deemed to qualify and limit all representations, warranties and covenants of Seller contained in the Agreement unless the context would indicate otherwise.

     The bold-faced headings contained in this Disclosure Schedule are included for convenience only, and are not intended to limit the effect of the disclosures contained in this Disclosure Schedule or to expand the scope of the information required to be disclosed in this Disclosure Schedule.

SECTION 2.1:

Seller is qualified to do business as a foreign corporation in California, Massachusetts and New York.

SECTION 2.3: All the Assets, properties and rights (including Intellectual Property Rights) licensed pursuant to the agreements set forth in Exhibit B hereof.

SECTION 2.6: Certain of the Assets consist of license rights pursuant to the agreements listed in Exhibit B. Refer to Section 2.9 below.

SECTION 2.9:

With respect to the claims made by Machina, Inc. ("Machina") as set forth below, the license agreements which are the subject of such claims relate only to the Seller's Power Penz, Mega Mouth and Yak Bak products. Such claims are relevant to the Assets only because Machina has included the Seller's Mega Mike product in its allegations. The Seller's Mega Mike product was internally created and developed by the Seller. The Seller believes that Machina's claims regarding the Mega Mike product are without merit.

     (A) YES! Entertainment Corporation v. Machina, Inc. American Arbitration Association Case No. 74-133-1306-97. On December 19, 1997, the Seller filed a demand for arbitration seeking declaratory judgment concerning the interpretation of several license agreements with respondent Machina, as well as rescission of certain other contracts. On January 8, 1998, Machina filed an answer generally denying the Seller's claims and counterclaiming for payment of royalties. On January 17, 1998, the Seller filed a response generally denying the allegations set forth in Machina's counterclaim and raising certain affirmative defenses in response thereto.

     (B) Machina, Inc. v. YES! Entertainment Corporation. Alameda County Superior Court (Eastern Division), Case No. V014680-7. On January 27, 1998, plaintiff Machina filed a verified complaint seeking a temporary restraining order, preliminary injunction, and permanent injunction specifically prohibiting the Seller from showing certain products at the New York Toy Fair and generally barring the Seller from continuing to market, manufacture and sell certain products pursuant to license agreements purportedly terminated by Machina (the same agreements at issue in the arbitration). The Seller successfully opposed Machina's ex parte application for a temporary restraining order (denied on January 27, 1998) and subsequent application for preliminary injunction (denied on February 5, 1998). The Seller's response to Machina's complaint is due February 26, 1998.

     (C) On December 16, 1996, Seller's insurance carrier, Arthur J. Gallagher & Co., received notice of a claim relating to Seller's Mega Mike product, alleging that the product had caused burns on the lips and tongue of the claimant. The Seller believes that such claim is without merit and to the Seller's knowledge, no legal action has been filed against the Company relating to this matter.

SECTION 2.10:

Seller will obtain consents from the following parties: Baskin-Robbins USA, Co., Mrs. Fields Development Corporation and BNY Financial Corporation.

SECTION 2.15:

With respect to the claims made by Machina, Inc. ("Machina") as set forth below, the license agreements which are the subject of such claims relate only to the Seller's Power Penz, Mega Mouth and Yak Bak products. Such claims are relevant to the Assets only because Machina has included the Seller's Mega Mike product in its allegations. The Seller's Mega Mike product was internally created and developed by the Seller. The Seller believes that Machina's claims regarding the Mega Mike product are without merit.

     (A) YES! Entertainment Corporation v. Machina, Inc. American Arbitration Association Case No. 74-133-1306-97. On December 19, 1997, the Seller filed a demand for arbitration seeking declaratory judgment concerning the interpretation of several license agreements with respondent Machina, Inc. ("Machina"), as well as rescission of certain other contracts. On January 8, 1998, Machina filed an answer generally denying the Seller's claims and counterclaiming for payment of royalties. On January 17, 1998, the Seller filed a response generally denying the allegations set forth in Machina's counterclaim and raising certain affirmative defenses in response thereto.

     (B) Machina, Inc. v. YES! Entertainment Corporation. Alameda County Superior Court (Eastern Division), Case No. V014680-7. On January 27, 1998, plaintiff Machina, Inc. ("Machina") filed a verified complaint seeking a temporary restraining order, preliminary injunction, and permanent injunction specifically prohibiting the Seller from showing certain products at the New York Toy Fair and generally barring the Seller from continuing to market, manufacture and sell certain products pursuant to license agreements purportedly terminated by Machina (the same agreements at issue in the arbitration). The Seller successfully opposed Machina's ex parte application for a temporary restraining order (denied on January 27, 1998) and subsequent application for preliminary injunction (denied on February 5, 1998). The Seller's response to Machina's complaint is due February 26, 1998.

     (C) Lawrence Productions has notified the Seller of its claim that the Seller's Baskin-Robbins ice cream maker product infringed upon a design patent owned by Lawrence Productions. Seller entered into a license agreement with Lawrence Productions, pursuant to which Lawrence Productions agreed to grant to the Seller a nonterminable, worldwide license for 1.25% paid up royalty over a term of six years. Seller has obtained a release from Lawrence Productions.

     (D) On December 16, 1996, Seller's insurance carrier, Arthur J. Gallagher & Co., received notice of a claim relating to Seller's Mega Mike product, alleging that the product had caused burns on the lips and tongue of the claimant. The Seller believes that such claim is without merit and to the Seller's knowledge, no legal action has been filed against the Seller relating to this matter.

SECTION 2.17:

The Company has the following wholly-owned subsidiaries:

     (a) YES! Entertainment International, a Cayman Island corporation ("YES! International"). The Company owns all of the capital stock of YES! International (except for nominee stock). Two-thirds of the capital stock has been pledged to BNY Financial Corporation. YES! International, in turn, holds all of the capital stock (except for nominee stock) of Entertainment Products, Ltd., a Hong Kong corporation, which coordinates the Company's Asian manufacturing and international sales program.

     (b) YES! Entertainment (U.K.), U.K. corporation ("YES! UK"). The Company owns all of the capital stock of YES! UK. YES! UK is not currently active.

     (c) FamilyWise, Inc., a California corporation wholly owned by YES! California. This subsidiary is not currently active and is being dissolved.

SECTION 2.18:

Lawrence Productions has notified the Seller of its claim that the Seller's Baskin-Robbins ice cream maker product infringed upon a design patent owned by Lawrence Productions. The Seller entered into a license agreement with Lawrence Productions, pursuant to which Lawrence Productions agreed to grant to the Seller a nonterminable, worldwide license for 1.25% paid-up royalty over a term of six years. Seller has obtained a release from Lawrence Productions.

                                   EXHIBIT A

                                SPECIFIED BRANDS

1.  YES! Girl

2.  Dance Studio

3.  Cheerleading Studio

4.  Aerobics Studio

5.  Ms. Mega Mike

                                   EXHIBIT B

                              SPECIFIED CONTRACTS

1. License Agreement dated February 10, 1997 between Baskin-Robbins USA, CO. and YES! Entertainment Corporation (the "Baskin-Robbins Agreement").

2. License Agreement dated February 23, 1998 by and between Baskin-Robbins International Company and YES! Entertainment Corporation.

3. License Agreement dated September 30, 1995 between Mrs. Fields Development Corporation and YES! Entertainment Corporation (the "Mrs. Fields Agreement").

4. Product Development and License Agreement dated February 1997 between YES! Entertainment Corporation, Michael Trunfio and Arthur Venditti.

5. Royalty Agreement dated February 20, 1997 between YES! Entertainment Corporation and Shoot The Moon Products II.

6. Royalty Agreement dated December 27, 1995 between YES! Entertainment Corporation and Shoot The Moon, Inc.

7. YES! Girl Promotion Agreement dated August 27, 1997 by and between YES! Entertainment Corporation and National Cheerleaders Association.

8. License Agreement dated February 10, 1998 by and between the YES! Entertainment Corporation and Lawrence Product Development, Inc.

                                   EXHIBIT C

                             PRODUCTS AND EQUIPMENT

The following is a list of Seller's Products. A more specific itemization of same, the Inventory Statement, is set forth on the attached pages. Equipment is described in the Sections labeled "Tooling."

1. YES! Girl line of products which is comprised entirely of the following products: Dance Studio; Cheerleading Studio; Aerobics Studio; Ms. Mega Mike, and which does not include Ms. Yak!

2.  Mrs. Fields Baking Factory.
       a.  Mrs. Fields mixes
       b.  Mrs. Fields accessories

3.  Baskin-Robbins Ice Cream Maker.
       a.  Baskin-Robbins mixes
       b.  Baskin-Robbins accessories
       c.  Baskin-Robbins Smoothie and Shake Maker

4.  Pizza Maker

5.  Icee Maker

UPON REQUEST, THE REGISTRANT AGREES TO FURNISH THE COMMISSION WITH SUPPLEMENTAL COPIES OF EXHIBIT D, THE BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT, AND EXHIBIT E, OPINION OF COOLEY GODWARD LLP.

                                       4